Exhibit 99.2

FOR IMMEDIATE RELEASE

PROXY GOVERNANCE RECOMMENDS GENESIS SHAREHOLDERS
VOTE “FOR” PROPOSED $63 CASH MERGER
WITH AFFILIATES OF FORMATION CAPITAL AND JER PARTNERS

KENNETT SQUARE, PA – April 11, 2007 – Genesis HealthCare Corporation (“GHC”) (NASDAQ: GHCI) today announced that Proxy Governance, Inc., an independent proxy advisory and voting firm, has recommended that the holders of common shares of GHC vote “FOR” the proposed $63 cash merger with a joint venture between affiliates of Formation Capital, LLC and JER Partners. The shareholder vote on the transaction will take place at GHC’s annual meeting on April 19, 2007.

In its report, Proxy Governance supported GHC’s use of an auction process as a way to maximize shareholder value and noted that, “since the public announcement of the deal no higher offers have been received.” Proxy Governance concluded, “We support this transaction because… [it] appears to place a fair value on the company based on analyst opinion and general market reaction to the deal.”

George V. Hager, Jr., Chairman and Chief Executive Officer of GHC, said, “Genesis is very pleased to have Proxy Governance’s support for this value maximizing transaction. The Board conducted a comprehensive review of the Company’s strategic options that resulted in a final offer premium of approximately 31% over the average closing price for GHC common stock over the 30 days prior to the transaction.

“The final transaction price was driven by an active, competitive auction, which yielded four highly interested bidders all of whom submitted best and final offers. As Proxy Governance points out, since Genesis announced this transaction, no alternative bids of any sort have been received, and we note that a vote against this transaction would risk the certainty of the $63 per share all-cash offer in favor of the uncertainty inherent in the primary alternative of remaining an independent public company.”

Shareholders who have questions or require assistance in voting their shares should contact MacKenzie Partners at 800-322-2885.

About Genesis HealthCare Corporation
Genesis HealthCare Corporation (NASDAQ: GHCI) is one of the nation's largest long-term care providers with over 200 skilled nursing centers and assisted living residences in 13 eastern states. Genesis also supplies contract rehabilitation therapy to over 600 healthcare providers in 20 states and the District of Columbia.

About Formation and JER
Formation Capital is a private equity firm in the senior housing and long-term care industry. Over the past five years Formation Capital has completed over $1.5 billion of acquisitions in the sector and provides asset management services to over 250 facilities nationwide. For more information on Formation Capital, please visit www.formationcapital.com.

JER Partners is the private equity investment arm of J.E. Robert Companies, a real estate investment management company with more than 25 years of experience in sourcing, underwriting and managing a broad spectrum of real estate equity investments and debt products in North America and Europe. JER has completed over $1.1 billion of acquistions in the senior housing sector. JER’s primary investments are in office, hospitality, retail, multi-family, healthcare-related real estate and industrial properties. Other areas of investment include commercial mortgage-backed securities (“CMBS”) and mezzanine financing. For more information on JER, please visit www.jer.com.

Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction and any other statements contained in this news release that are not purely historical fact are forward-looking statements. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the approval of the proposed merger by regulatory agencies, approval of the merger by the shareholders of GHC, satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement and the risks that have been described from time to time in GHC’s reports filed with the Securities and Exchange Commission (“SEC”), including its definitive proxy statement in connection with the 2007 annual meeting of shareholders and its annual report on Form 10-K for the fiscal year ended September 30, 2006. This document speaks only as of its date, and each of GHC, JER and Formation disclaims any duty to update the information herein.

Additional Information and Where to Find It:
On March 7, 2007, GHC filed with the SEC, and thereafter furnished to shareholders, a definitive proxy statement in connection with its 2007 annual meeting of shareholders; and GHC may file additional proxy soliciting materials. Investors and security holders are urged to read the proxy statement and other documents filed by GHC because they contain (or will contain when available) important information about the proposed merger. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by GHC (when available) at the SEC website at http://www.sec.gov. The proxy statement and other documents also may be obtained for free from GHC by directing such request to Genesis Healthcare Corporation, Investor Relations, 101 East State Street, Kennett Square, PA 19348; telephone: 610-925-2000.

Participants in the Solicitation
GHC and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger and GHC’s scheduled 2007 annual meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies from GHC shareholders is set forth in GHC’s proxy statement filed on March 7, 2007 and in its proxy statements and Annual Reports on Form 10-K previously filed with the SEC.

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GHC Investor Contact: Jim McKeon, CFO: (610) 444-8425
 Lori Mayer, Director Investor Relations (610) 925-2000

GHC Media Contact: Jim Barron/Renée Soto: (212) 687-8080